DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:    Industrial Enterprises of America, Inc.
______________________________________________________________________________

2. The articles have been amended as follows (provide article numbers, if available):
Article IV. Capitalization.
Section 1. The number and class of shares which the corporation is authorized to issue is One
Hundred Fifty Million (150,000,000) shares of Common Stock, par value $.001 per share, and Ten
Million (10,000,000) shares of Preferred Stock, par value $.001 per share.
Section 2. The shareholders shall have no preemptive rights to acquire additional or treasury shares of this corporation.
___________________________________________________________________________________

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the
articles of incorporation have voted in favor of the amendment is:  54.5%          .*

4. Effective date of filing (optional): _________________________________________________
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required):    /s/ John D. Mazzuto
                    John D. Mazzuto
*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

IMPORTANT: READ ALL INSTRUCTIONS CAREFULLY BEFORE COMPLETING FORM.

Dear Customer: We value your patronage and desire to provide you the best service possible. In an effort to facilitate your filing we would appreciate your taking a moment to read the following before submitting your document. Failure to include any of the information required on the form may cause the filing to be rejected.

                        -Thank you-

1.) If a file stamped copy of the document is needed for your files, include a duplicate copy with the original;
include $30.00 additional if the document needs to be certified.
2.) If paying for expedite service, include and highlight the word “EXPEDITE”in your correspondence.
3.) Verify filing is submitted on the correct form prescribed by the Secretary of State.
4.) Forms must include appropriate signatures as required.
5.) If applicable, include the appropriate names and addresses as requested on the form.
6.) If adding new managers or general partners, their names and addresses must be set forth.
7.) Documents must reflect the complete name of the entity as registered with the Secretary of State.
8.) Attach all pages that are referenced as attachments.
9.) All documents must be legible for filming and/or scanning.
10.) If filing restated articles (containing newly amended articles, deletions or additions), provide a form prescribed by the Secretary of State indicating which articles have been amended, deleted or added.
Furthermore, the articles must contain the necessary amendment language as required by the statutes governing amendments for that type of business entity.
11.) Verify that the status of the entity is not revoked. Verification may be made by visiting our Web site at
www.secretaryofstate.biz or calling this office.
12.) The correct filing date must be provided when required.
13.) All required information must be completed and appropriate boxes checked or filing will be rejected.
14.) Please contact this office for assistance if you are unsure of the filing fee for your document.
15.) All forms may be ordered by phone to be sent by facsimile through the Secretary of State’s DOCUMENTON-
DEMAND service by dialing (800) 583-9486. They may also be downloaded from our Web site
www.secretaryofstate.biz . The Nevada Revised Statutes may be obtained at http://www.leg.state.nv.us/NRS.

Filing may be submitted at the office of the Secretary of State or by mail at the following addresses:

(Regular and Expedited Filings Accepted)	(Expedited Filings Only)
Secretary of State	Secretary of State-Satellite Office
Amendments Division	Commercial Recordings Division
04 N. Carson Street, Suite 1	555 E. Washington Avenue, Suite 4000
Carson City, NV 89701-4299	Las Vegas, NV 89101
775-684-5708 Fax 775-684-5731	702-486-2880 Fax 702-486-2888